Exhibit 10.18

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), dated and effective as of January 1, 2020 (“Effective Date”), is entered into by and between ImmunityBio, Inc., a Delaware corporation (“ImmunityBio”), and GlobeImmune, Inc., a Delaware corporation (“GlobeImmune”). ImmunityBio and GlobeImmune are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GlobeImmune is the owner of, and/or Controls the rights in, certain Licensed Patents, Licensed Know How and the GlobeImmune Platform and has the right to grant licenses thereto as contemplated hereby; and

ImmunityBio desires to obtain a license to use the Licensed Patents, Licensed Know How and the GlobeImmune Platform upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.    Definitions. For purposes of this Agreement, in addition to words defined elsewhere, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to any Party, any other Person (excluding the other Party) that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For the sake of clarity, for purposes of this Agreement GlobeImmune shall not be deemed an Affiliate of ImmunityBio and ImmunityBio and its affiliates shall not be deemed Affiliates of GlobeImmune.

“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any Licensed Know How, Licensed Patents, the GlobeImmune Platform or other intellectual property right, the possession (whether by ownership or license) by a Party of the ability to grant to the other Party a license or sublicense as provided herein to such Licensed Know How, Licensed Patents, the GlobeImmune Platform or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party.

“Covered” means, with respect to any Licensed Patent, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by using, making, having made, selling, offering for sale, importing or any other exploitation of the Licensed Product; provided, that in determining whether a Valid Claim that is a claim of a pending application would be infringed, it shall be treated as if issued as then currently being prosecuted.

“COVID Vaccine Program” means any Tarmogen products that express coronavirus antigens, including without limitation SARS-CoV-2 viral antigens.

“CU Agreement” means the Restated Agreement by and between The Regents of the University of Colorado and GlobeImmune, effective as of May 30, 2006, as amended.

“Development Product” means a Licensed Product discovered or otherwise developed directly through the exercise of the rights granted in Sections 2(b) hereof.

“EMEA” means the European Medicines Agency, or any successor agency thereto.

“E.U.” means the countries comprising the European Union as it may be constituted from time to time, together with those additional countries included in the European Economic Area as it may be constituted from time to time, and any successors thereto, or new countries created from, any of the foregoing.

“FDA: means the U.S. Food and Drug Administration, or any successor agency thereto.

“Field” means all fields of use.

“First Commercial Sale” means, with respect to a product in any country, the first sale for end use or consumption of such product in such country after marketing approval has been granted in such country. First Commercial Sale excludes any sale or other distribution of such product for use in a clinical trial or other development activity, promotional use (including samples) prior to marketing approval or for compassionate use or on a named patient basis.

“GI-4000 Program” means the series of Tarmogen products that express mutated Ras and/or one or more peptides thereof.

“GI-6100 Program” means the series of Tarmogen products that express human MUC-1 antigen(s).

“GI-6200 Program” means the series of Tarmogen products that solely express human carcinoembryonic antigen (CEA).

“GI-6300 Program” means the series of Tarmogen products that express brachyury.

“GlobeImmune Platform” means GlobeImmune’s proprietary recombinant yeast technology known as “Tarmogen®” technology, and GlobeImmune’s proprietary methods and processes for selecting, engineering, modifying, manufacturing, testing and using Tarmogens.

“Infringement” means any infringement as determined by law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

“Know How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, know how, sequences, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents and other information.

“Licensed Know How” means all Know How (a) relating to, or necessary or useful for the research, development, manufacture or commercialization of, Licensed Products; and (b) Controlled by GlobeImmune or its Affiliates, whether Controlled by GlobeImmune or its Affiliates as of the Effective Date of thereafter.

“Licensed Patents” means all Patents owned or Controlled by GlobeImmune, whether Controlled by GlobeImmune or its Affiliates as of the Effective Date or thereafter, including without limitation (a) all Patents Covering Licensed Programs and the GlobeImmune Platform, (b) the Patents listed on Exhibit A attached hereto, and (c) all Patents arising out of Modifications developed by GlobeImmune.

“Licensed Products” means any (a) product the manufacture, sale or use of which would, but for the licenses granted herein, infringe a Valid Claim within the Licensed Patents; and/or (b) any of the products within any of the Licensed Programs.

“Licensed Programs” means any and all of (a) the COVID Vaccine Program, (b) the GI-4000 Program, (c) the GI-6100 Program, (d) the GI-6200 Program, (e) the GI-6300 Program, and (f) the Neoepitope Program.

“NDA” means a New Drug Application, supplemental New Drug Application ,or Biologics License Application, as applicable, filed with the FDA, or a foreign equivalent of the FDA, required for marketing approval for the applicable Licensed Product in a given jurisdiction.

“Neoepitope Program” means any product engineered using the GlobeImmune Platform to express the protein product of tumor-derived Neoepitope Sequences.

“Neoepitope Sequences” means unique patient specific protein or peptide sequences that (a) are contained in or on a cancer cell specific to a particular patient who is being treated, (b) differ from a non-malignant cell sequence and is recognizable by the immune system, and (c) are discovered through sequencing of patient tumor cells.

“Net Sales” mean the gross amount invoiced by a Selling Party on all sales of Licensed Products, less (a) discounts actually given; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight; and (d) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and value-added taxes). Net Sales shall include all consideration charged by the Selling Party in exchange for any Licensed Products, including without limitation any monetary payments or any other property whatsoever. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated and the Licensed Product shipped for delivery. Sales of Licensed Products by ImmunityBio to any Affiliate or Sublicensee or by any Sublicensee to an Affiliate or other Sublicensee that is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of such Licensed Products by such Selling Party to unrelated parties shall be deemed Net Sales hereunder. Product provided without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, indigent programs or for use as samples will be excluded from the computation of Net Sales. Where a Licensed Product is sold in combination with other pharmaceutical products, diagnostic products or active ingredients, including other Licensed Products (collectively, “Combination Components”), Net Sales will be calculated by multiplying the Net Sales of the Combination Components by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Components if sold separately in such country. If no such separate sales are made by ImmunityBio, its Affiliates or Sublicensees in a country, Net Sales of the Combination Components will be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith based upon the relative value of the active components of such Combination Components.

“Patents” means all rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction, including all provisionals, substitutions, continuations, continuations-in-part, additions, divisionals, patent term extensions, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs, pediatric exclusivity periods, and foreign equivalents to any of the foregoing.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 3 Trial” means a pivotal clinical trial in humans performed to give evidence with statistical significance of the efficacy of a product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. § 312.21(c) or the corresponding regulation in jurisdictions other than the United States.

“Platform Patents” means any and all Licensed Patents that Cover the GlobeImmune Platform and do not recite a Neoepitope Sequence.

“Regulatory Approvals” means, with respect to any Licensed Product in any jurisdiction, all approvals from any Regulatory Authority necessary for the commercial manufacture, marketing and sale of the Licensed Product in such jurisdiction in accordance with applicable law.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, EMEA, or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility in countries in the Territory over the development and/or commercialization of Licensed Products.

“Selling Party” means ImmunityBio, any Sublicensee(s) or the Affiliates of any of the foregoing.

“Sublicensee” means any Person other than an Affiliate of ImmunityBio to which ImmunityBio (or a Sublicensee) has granted a sublicense under this Agreement.

“Tarmogen” means GlobeImmune’s proprietary recombinant yeast technology known as “Tarmogen®”.

“Territory” means worldwide.

“Third Party” means a Person other than (a) GlobeImmune or any of its Affiliates and (b) ImmunityBio or any of its Affiliates.

“United States” or “U.S.” means the United States of America and all its territories and possessions.

“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patents that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, that if a claim of a pending patent application within the Licensed Patents shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim issues.

2.    Grant of Rights.

(a)    License in Field. Subject to the terms and conditions of this Agreement, GlobeImmune hereby grants to ImmunityBio and its Affiliates a worldwide, exclusive (even as to GlobeImmune) license, with the right to sublicense (through one or more multiple tiers) in, to and under the Licensed Patents, Licensed Know How and GlobeImmune Platform, including Modifications, to research, develop, make and have made, to use and have used, to offer to sell, to sell and have sold and to import and export and otherwise exploit Licensed Products in the Field. During the term of this Agreement, neither GlobeImmune nor any of its Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose any right, title or interest in, to or under any of the Licensed Patents, Licensed Know How or GlobeImmune Platform, including Modifications, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would conflict with the rights granted to ImmunityBio and its Affiliates under this Section 2(a) (which foregoing restriction shall for the avoidance of doubt include, without limitation, the grant of any rights to the GlobeImmune Platform to produce or create any Licensed Product). For the avoidance of doubt, as between the Parties, ImmunityBio will have the sole right to research, develop, manufacture, commercialize and exploit each Licensed Product in the Field. Development License. Subject to the terms and conditions of this Agreement, GlobeImmune hereby grants to ImmunityBio a worldwide, non-exclusive, non-transferable (except as expressly authorized pursuant to this Agreement), right and license under the Licensed Patents, Licensed Know How and GlobeImmune Platform, including Modifications to research, develop, make and have made, to use and have used the GlobeImmune Platform for its and its Affiliates’ drug discovery and development purposes in all fields of use. For the sake of clarity, pursuant to Section 2(a), ImmunityBio shall have an exclusive license to exploit Development Products in the Field.

(b)    Sublicense Rights. ImmunityBio agrees that any sublicenses that it grants to any Sublicensee under this Agreement (a “Sublicense”) shall be subject to the following terms: (i) such Sublicense must refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the ability of ImmunityBio (individually or through the activities of its Affiliates and Sublicensees) to fully perform all of its material obligations under this Agreement or GlobeImmune’s rights under this Agreement; (ii) in such Sublicense, the Sublicensee shall agree to be subject to, and bound by, the terms and conditions of the CU Agreement to the extent required under the terms of the CU Agreement and then only to the same extent as ImmunityBio has agreed in Section 2(h); (iii) ImmunityBio shall remain responsible for the performance of this Agreement and the performance of its Sublicensees hereunder, including the payment of all payments due, and making reports and keeping books and records; and (iv) such Sublicensees may permit the Sublicensee to grant further Sublicenses of same or lesser scope as its sublicense from ImmunityBio under the grants contained in Section 2(a) (the other party to such further sublicense also being a “Sublicensee”); provided, however, that such further sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 2(d) and Section 2(h) (i.e., such initial Sublicensee shall be subject to this Section 2(d) in the same manner and to the same extent as ImmunityBio). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the right to grant Sublicenses hereunder expressly excludes the right to Sublicense the GlobeImmune Platform on a standalone basis or for any purposes other than the development and commercialization of Licensed Products; provided, that ImmunityBio may grant Sublicenses, directly or indirectly, to its contract manufacturers, collaborators, and other development partners solely in connection with research, development, and commercialization of Licensed Products.

(c)    Transfer of Licensed Know How and GlobeImmune Platform. On a schedule mutually agreed to by the Parties, GlobeImmune shall transfer to ImmunityBio (i) sponsorship of and authority for all regulatory filings relating to the Licensed Products and (ii) those aspects of the Licensed Know How and the GlobeImmune Platform then in its possession or Control necessary or reasonably useful for the exercise by ImmunityBio of the rights granted under Sections 2(a) and 2(b) with respect to the Licensed Products (and thereafter GlobeImmune shall from time to time transfer to ImmunityBio any such Licensed Know How and GlobeImmune Platform it thereafter acquires or upon reasonable request of ImmunityBio), subject to agreement on reimbursement of GlobeImmune’s costs for conducting such technology transfer. In addition, during the term of this Agreement, GlobeImmune will provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to ImmunityBio, with respect to the use of such Licensed Know How and the GlobeImmune Platform in accordance with the licenses granted to ImmunityBio hereunder.

(d)    Modifications. ImmunityBio shall have the right to replicate, modify or otherwise create derivatives of or improvements to the Licensed Products and to any aspects of the GlobeImmune Platform and/or the Licensed Know How that relate to the Licensed Products or are necessary or reasonably useful for the exercise by ImmunityBio of the rights granted under Sections 2(a)-(c) with respect to the Licensed Products, including, without limitation, genetic modification and manipulation (including any intellectual property rights pertaining thereto, “Modifications”). Modifications developed or otherwise invented by ImmunityBio shall be owned by ImmunityBio. ImmunityBio hereby grants to GlobeImmune a worldwide, non-exclusive, freely transferable (including through sublicensing) right and license to all Modifications solely to the extent required for the development, commercialization, and/or other exploitation of the GlobeImmune Platform by GlobeImmune or its partners, Affiliates, or authorized licensees. For the avoidance of doubt, no rights are granted to GlobeImmune hereunder to any Modifications or other intellectual property of ImmunityBio relating to Licensed Products.

(e)    Responsibility. Following the Effective Date and at all times during the term of this Agreement, ImmunityBio and its Affiliates and Sublicensees shall be responsible for, and shall bear all costs associated with, the research, development and commercialization of each Licensed Product in the Field, including regulatory, manufacturing, distribution, marketing and sales activities. Subject to the terms of this Agreement, all decisions concerning the research, development, marketing, sales, commercialization and exploitation of each Licensed Product in the Field, including the clinical and regulatory strategy, design, sale, price and promotion of each such Licensed Product in the Field, shall be within the sole discretion of ImmunityBio and its Affiliates and Sublicensees.

(f)    No Additional Rights; Certain Terms under the CU Agreement. Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel or otherwise as to any technology or patent or other intellectual property rights of the other Party other than as expressly set forth herein. In addition to the foregoing, This Agreement is expressly subject to the following reservation of rights and applicable terms of the CU Agreement:

(i)	The reservation on behalf of the U.S. government under Section 2.3 of the CU Agreement.

(ii)

All of the terms and conditions of Title 35 of the United States Code Sections 200 through 204, as required under Section 16.12 of the CU Agreement. ImmunityBio agrees to take all action necessary on its part to enable GlobeImmune to satisfy its obligations under such laws to the extent applicable to the GlobeImmune Platform, including complying with the applicable sections with respect to the engagement of U.S. manufacturers (unless an appropriate waiver is obtained from the United States Government). Upon reasonable request by either Party, the other Party shall cooperate fully in requesting and obtaining any waiver with respect to any requirements of 35 U.S.C. § 204 applicable to the Licensed Patents that is necessary for the practice of the licenses granted hereunder, and in securing the support of the relevant licensor of such Licensed Patents for such request.

(iii)

The reservation by the Regents of the University Of Colorado, the University of Colorado, and the Founders (as defined in the CU Agreement) pursuant to Section 2.2 of the CU Agreement of limited, non-exclusive rights to use the Licensed Intellectual Property licensed to GlobeImmune thereunder for academic and research purposes.

(iv)

ImmunityBio acknowledges and agrees that it shall be bound by the following provisions of the CU Agreement as a sublicensee of the rights licensed to GlobeImmune thereunder and only to the extent applicable to the rights sublicensed to ImmunityBio hereunder: Sections 2.2, 2.3, 10.1, 10.2, 11, 16.1, 16.2, and 16.12 and Article 3, in each case, to the extent required by Section 3.1(b) of the CU Agreement. Furthermore, ImmunityBio acknowledges that GlobeImmune is required to share certain reports and copies of Sublicenses provided by ImmunityBio to GlobeImmune hereunder with its licensor under the CU Agreement (including pursuant to Section 3.2 of the CU Agreement), and ImmunityBio consents to the sharing of such reports and such copies of Sublicenses solely to the extent required under the CU Agreement.

(v)

GlobeImmune and ImmunityBio acknowledge that, in the event of termination of the CU Agreement under Section 12.2 or 12.3 of the CU Agreement, the rights under the CU Agreement that are sublicensed to ImmunityBio pursuant to this Agreement shall, pursuant to Section 3.4 of the CU Agreement, at the discretion of ImmunityBio, either be terminated or be converted to a license agreement directly between the licensor thereunder and ImmunityBio.

3.    Financial Terms, Royalties and Other Consideration.

(a)    Development License Maintenance Fee. In consideration of the rights granted in Section 2(b) of this Agreement, ImmunityBio shall pay to GlobeImmune the sum of Six Hundred Thousand Dollars ($600,000) on each of the first and second anniversaries of the Effective Date (together, the “License Fee”). The License Fee shall be deemed earned as of the Effective Date, is non-refundable, and is not an advance against royalties. Except in the event of termination due to a breach by GlobeImmune, the obligation to pay the full License Fee shall survive any termination of this Agreement and shall be payable notwithstanding any such termination. Further, the License Fee is non-refundable and is not an advance against royalties. Upon payment in full of the License Fees, the rights granted in Section 2(b) of this Agreement shall become perpetual and irrevocable, and shall survive the expiration or any earlier termination of this Agreement.

(b)    Research and Development Milestones. ImmunityBio shall pay, within thirty (30) days following the date of achievement of each milestone below, to GlobeImmune the following milestone payments once each upon the achievement of the designated milestone events. Each payment will be made only once for each program regardless of how many Licensed Products within a program may achieve each milestone events. In the event a certain Licensed Product achieves a milestone in combination with another Licensed Product or multiple other Licensed Products, each of the milestone payments pursuant to this Section 3(b) will be calculated by multiplying the corresponding payment set forth below by a proration factor of 1/1+n, where n is the total number of such other Licensed Products. For purposes of this Section, “Commencement” of a clinical trial means the date on which the first patient is enrolled for the applicable clinical trial.

(i)	GI-4000 Program

Milestone Event for the GI-4000 Program	Payment
First NDA submission	$10,000,000
First Regulatory Approval in the U.S.	$30,000,000
Second Regulatory Approval in the U.S.	$15,000,000
Third Regulatory Approval in the U.S.	$5,000,000
Fourth Regulatory Approval in the U.S.	$5,000,000
First Regulatory Approval in the E.U.	$20,000,000
Second Regulatory Approval in the E.U.	$10,000,000
Third Regulatory Approval in the E.U.	$5,000,000
Fourth Regulatory Approval in the E.U.	$5,000,000
First Regulatory Approval in Japan	$10,000,000
Second Regulatory Approval in Japan	$10,000,000
Third Regulatory Approval in Japan	$5,000,000
Fourth Regulatory Approval in Japan	$5,000,000

Total for the GI-4000 Program	$135,000,000

*

For purposes of this Section, subsequent Regulatory Approvals in a particular territory within the Territory shall be for therapeutic indications having a separate histology than the indications for which prior Regulatory Approvals were obtained in such territory (i.e., not first-line to second-line therapies).

(ii)	GI-6100 Program

Milestone Event for the GI-6100 Program	Payment
First NDA submission	$10,000,000
Regulatory Approval in the U.S.	$30,000,000
Regulatory Approval in the E.U.	$20,000,000
Regulatory Approval in Japan	$10,000,000

Total for the GI-6100 Program	$70,000,000

(iii)	GI-6200 Program

Milestone Event for the GI-6200 Program	Payment
First NDA Submission	$10,000,000
Regulatory Approval in the U.S.	$30,000,000
Regulatory Approval in the E.U.	$20,000,000
Regulatory Approval in Japan	$10,000,000

Total for the GI-6200 Program	$70,000,000

(iv)	GI-6300 Program

Milestone Event for the GI-6300 Program	Payment
First NDA Submission	$10,000,000
Regulatory Approval in the U.S.	$30,000,000
Regulatory Approval in the E.U.	$20,000,000
Regulatory Approval in Japan	$10,000,000

Total for the GI-6300 Program	$70,000,000

(c)    Net Sales Milestones. The following Net Sales threshold milestone payments will be paid on a program-by-program basis, the first time in any calendar year that the total aggregate Net Sales of all Licensed Products in a particular program in a calendar year by a Selling Party in the Territory reach the amounts set forth in the table in this Section 3(c) below. Payments will be made within thirty (30) days of achievement of each milestone. Each payment will be made only once for each program.

(i)	GI-4000 Program

Cumulative Net Sales for Licensed Products in the GI-4000 Program worldwide	Payment
Greater than $500,000,000	$10,000,000
Greater than $1,000,000,000	$20,000,000
Greater than $1,500,000,000	$30,000,000

Total for the GI-4000 Program	$60,000,000

(ii)	GI-6100 Program

Cumulative Net Sales for Licensed Products in the GI-6100 Program worldwide	Payment
Greater than $500,000,000	$10,000,000
Greater than $1,000,000,000	$20,000,000
Greater than $1,500,000,000	$30,000,000

Total for the GI-6100 Program	$60,000,000

(iii)	GI-6200 Program

Cumulative Net Sales for Licensed Products in the GI-6200 Program worldwide	Payment
Greater than $500,000,000	$10,000,000
Greater than $1,000,000,000	$20,000,000
Greater than $1,500,000,000	$30,000,000

Total for the GI-6200 Program	$60,000,000

(iv)	GI-6300 Program

Cumulative Net Sales for Licensed Products in the GI-6300 Program worldwide	Payment
Greater than $500,000,000	$10,000,000
Greater than $1,000,000,000	$20,000,000
Greater than $1,500,000,000	$30,000,000

Total for the GI-6300 Program	$60,000,000

(d)    Royalties. ImmunityBio shall pay to GlobeImmune a royalty, on a country-by-country basis, as a percentage of Net Sales of Licensed Products in a particular program sold by a Selling Party during the applicable Royalty Term, in the amounts as follows:

(i)	GI-4000 Program

Net Sales in the Territory in a Calendar Year Per Each Licensed Product in the GI-4000 Program	Royalty Rate for the GI-4000 Program
Up to and equal to $500,000,000	10%
Greater than $500,000,000 and less than or equal to $1,000,000,000	12%
Greater than $1,000,000,000	14%

(ii)	GI-6100 Program

Net Sales in the Territory in a Calendar Year Per Each Licensed Product in the GI-6100 Program	Royalty Rate for the GI-6100 Program
Up to and equal to $500,000,000	10%
Greater than $500,000,000 and less than or equal to $1,000,000,000	12%
Greater than $1,000,000,000	14%

(iii)	GI-6200 Program

Net Sales in the Territory in a Calendar Year Per Each Licensed Product in the GI-6200 Program	Royalty Rate for the GI-6200 Program
Up to and equal to $500,000,000	10%
Greater than $500,000,000 and less than or equal to $1,000,000,000	12%
Greater than $1,000,000,000	14%

(iv)	GI-6300 Program

Net Sales in the Territory in a Calendar Year Per Each Licensed Product in the GI-6300 Program	Royalty Rate for the GI-6300 Program

Up to and equal to $500,000,000	6%
Greater than $500,000,000 and less than or equal to $1,000,000,000	8%
Greater than $1,000,000,000	10%

(v)	Neoepitope Program

Net Sales in the Territory in a Calendar Year Per Each Licensed Product in the Neoepitope Program	Royalty Rate for the Neoepitope Program
Any amount	5%

(vi)	All Licensed Products other than those referred to in subsections (i) through (v) above.

Net Sales in the Territory in a Calendar Year Per Each Licensed Product	Royalty Rate for the Development Products
Any amount	5%

(e)    Royalty Payment Terms. Royalties will be payable on a quarterly basis; any such payments shall be made within forty-five (45) days after the end of the calendar quarter during which the applicable Net Sales occurred. ImmunityBio’s obligation to pay royalties with respect to a particular Licensed Products in a particular country shall commence upon the First Commercial Sale of the Licensed Product in such country and shall expire on a country-by-country basis on the later of (i) the date on which the exploitation of the Licensed Product no longer Covered by any Valid Claim of a Licensed Patent in such country and (ii) ten (10) years after First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). In the event that at the time of sale of a Licensed Product by a Selling Party, no Valid Claim of a Licensed Patent Covers such Licensed Product in the country of sale, the royalty rate applicable to such sales shall be reduced by fifty percent (50%).

(f)    Third Party Royalty Offset. The royalty rate set forth in Section 3(d) above shall be reduced, on a country-by-country and Licensed Product-by-Licensed Product basis and calendar quarter-by-calendar quarter basis, by an amount equal to 50% of any payments made to a Third Party in a calendar quarter on sales of such Licensed Product in such calendar quarter in such country in consideration for a license to any Patents owned or otherwise controlled by a Third Party that are required to manufacture, use or exploit the GlobeImmune Platform, as contemplated under this Agreement, in any country in the Territory (“Third Party Patents”) that ImmunityBio reasonably determines would be infringed by the manufacture, use, sale, offer for sale, import or exploitation of such Licensed Product;

provided, that in no event shall the royalty payable under this Agreement in any given calendar year be reduced below 50% of the royalty percentage set forth in Section 3(d) above (i.e., never below 2.5%). ImmunityBio may carry over and apply any payments made to a Third Party as described in this Section 3(f) that are incurred or accrued but are not deducted in one calendar quarter to any subsequent calendar quarter(s), subject to the limitations set forth in this Section 3(f) until such royalty credits are completely expended. For the avoidance of doubt, Third Party Patents shall not include any Patents claiming or covering items that are treated as “other product(s) included in the Combination Components” for purposes of calculating Net Sales.

(g)    Arms-Length Transactions. On sales of Licensed Products which are made in other than an arms-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arms-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

(h)    Method of Payment. Unless otherwise agreed by the Parties, all payments due from ImmunityBio to GlobeImmune under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the account designated in writing by GlobeImmune. After the First Commercial Sale of the first Licensed Product and until expiration of the Royalty Term, ImmunityBio shall prepare and deliver to GlobeImmune royalty reports of the sale of the Licensed Products by the Selling Parties for each calendar quarter within forty-five (45) days of the end of each such calendar quarter specifying in the aggregate and on a Licensed Product-by-Licensed Product and country-by-country basis: (i) total gross amounts for the Licensed Product sold or otherwise disposed of by a Selling Party; (ii) amounts deducted by category in accordance with the definition of “Net Sales” from gross amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable.

(i)    Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to GlobeImmune in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of GlobeImmune or its nominee in any commercial bank or trust company of GlobeImmune’s choice located in that country, prompt written notice of which shall be given by ImmunityBio to GlobeImmune.

(j)    Foreign Taxes. Any tax required to be withheld by ImmunityBio under the laws of any foreign country from any royalty or other payments due to GlobeImmune hereunder or for the accounts of GlobeImmune shall be promptly and timely paid by ImmunityBio for and on behalf of GlobeImmune to the appropriate governmental authority, and ImmunityBio shall furnish GlobeImmune with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. ImmunityBio and GlobeImmune agree to cooperate with each other in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect. Any such tax actually paid on GlobeImmune’s behalf shall be deducted from royalty payments due GlobeImmune.

(k)    Record Keeping. ImmunityBio shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products sold under this Agreement, appropriate to determine the amount of royalties and other monies due to GlobeImmune hereunder. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate. GlobeImmune will have the right, once annually at their own expense, to have its auditors or an independent, certified public accounting firm, selected by it and subject to ImmunityBio’s prior written consent (which shall not be unreasonably withheld), review any such records of ImmunityBio and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made hereunder within the thirty-six (36) month period preceding the date of the request for review. No calendar year will be subject to audit more than once. ImmunityBio will receive a copy of each such report concurrently with receipt by GlobeImmune. Should such inspection lead to the discovery of a discrepancy to GlobeImmune’s detriment, ImmunityBio will, within forty-five (45) days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy plus interest on said sum at the rate of one percent (1.0%) per month (prorated for a partial month) accruing from the date such underpaid amount was initially due. GlobeImmune will pay the full cost of the review unless the underpayment of amounts due is greater than ten percent (10%) of the amount due for the entire period being examined, in which case ImmunityBio will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to ImmunityBio’s detriment, ImmunityBio may credit the amount of the discrepancy, without interest, against future payments payable to GlobeImmune under this Agreement, and if there are no such payments payable, then GlobeImmune shall pay to ImmunityBio the amount of the discrepancy, without interest, within forty-five (45) days of ImmunityBio’s receipt of the report.

4.     Intellectual Property.

(a)    Ownership. Inventorship of inventions made or conceived in the course of activities performed under this Agreement will be determined by application of U.S. patent laws pertaining to inventorship. Subject to the licenses and sublicenses granted by GlobeImmune to ImmunityBio under this Agreement, each Party shall own all right, title and interest in and to any inventions, works-of-authorship and developments (and all intellectual property with respect thereto) invented, created or developed by such Party in the course of performance of this Agreement.

(b)    Prosecution of Licensed Patents. ImmunityBio shall have the right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, or reexaminations) (collectively, “Prosecution” or “Prosecute”) of the Licensed Patents and the Platform Patents at ImmunityBio’s sole expense, subject to GlobeImmune’s rights under Section 4(d).

(c)    Cooperation. The Party that is Prosecuting any of the Licensed Patent hereunder will be referred to herein as the “Prosecuting Party.” The Prosecuting Party shall reasonably consult with the non-Prosecuting Party regarding the patent filing strategy for the Licensed Patents prior to Prosecution thereof and the Prosecution of the Licensed Patents, in each case to the extent related to the Field or otherwise relevant to the rights granted hereunder, by providing the non-Prosecuting Party a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission. For the purpose of this Agreement, “Reasonable Opportunity” means that the non-Prosecuting Party shall receive from the Prosecuting Party or patent counsel true copies of all documents relating to the Prosecution of patent applications and patents within the Licensed Patents as soon as reasonably practical after the Prosecuting Party has prepared or received such documents and materials, together with any documents submitted by the Prosecuting Party to or received by the Prosecuting Party from such patent office with respect to such Prosecution. The Prosecuting Party shall, in its reasonable judgment and to the extent practicable, consider in good faith and reasonably incorporate the non-Prosecuting Party’s comments concerning such documents and materials that the Prosecuting Party receives from the non-Prosecuting Party.

(d)    GlobeImmune Step-In Right. If ImmunityBio, as the Prosecuting Party, declines to Prosecute or maintain any Licensed Patent, elects to allow any Licensed Patent to lapse, or elects to abandon any Licensed Patent before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(i)    ImmunityBio shall provide GlobeImmune with reasonable notice of such decision so as to permit GlobeImmune to decide whether to Prosecute such Abandoned Patent Right and to take any necessary action (which notice shall, to the extent reasonably feasible for ImmunityBio, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(ii)    GlobeImmune, at GlobeImmune’s expense, may assume control of the Prosecution of such Abandoned Patent Right.

(iii)    GlobeImmune shall have the right to transfer the responsibility for such Prosecution of such Abandoned Patent Right to patent counsel (outside or internal) selected by GlobeImmune.

(iv)    ImmunityBio shall use commercially reasonable efforts to assist and cooperate with GlobeImmune’s reasonable requests to support Prosecution of such Abandoned Patent Right.

(v)    Upon exercise of the step-in right described in this Section 4(d), (A) GlobeImmune shall become the Prosecuting Party with respect to such Abandoned Patent Right, and shall be subject to all obligations of the Prosecuting Party hereunder, including without limitation the obligations set forth in Section 4(c), and (B) ImmunityBio shall have no further rights in, to or under such Abandoned Patent Rights.

(e)    ImmunityBio Enforcement. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent by a Third Party is uncovered or reasonably suspected. ImmunityBio shall have the first right to enforce any Patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and shall at all times keep GlobeImmune informed as to the status thereof. ImmunityBio may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4(h) below. GlobeImmune shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at ImmunityBio’s expense. ImmunityBio shall not enter into any settlement of any claim described in this Section 4(e) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of GlobeImmune or requires an admission of liability, wrongdoing or fault on the part of GlobeImmune without GlobeImmune’s prior written consent, in each case, such consent not to be unreasonably withheld.

(f)    GlobeImmune Enforcement. If ImmunityBio elects not to enforce any Patent within the Licensed Patents, then it shall so notify GlobeImmune in writing within nine (9) months of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and GlobeImmune may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4(h) below. ImmunityBio shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at

GlobeImmune’s expense. GlobeImmune shall not enter into any settlement of any claim described in this Section 4(f) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of ImmunityBio or requires an admission of liability, wrongdoing or fault on the part of ImmunityBio without ImmunityBio’s prior written consent, in each case, such consent not to be unreasonably withheld.

(g)    Progress Reports. The Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

(h)    Recovery. The costs and expenses of the Party bringing suit under Section 4(e) or 4(f) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) the remainder of the recovery shall be shared as follows:

(i)    If GlobeImmune is the Enforcing Party, ninety percent (90%) to GlobeImmune and ten percent (10%) to ImmunityBio; and

(ii)    If ImmunityBio is the Enforcing Party, ninety percent (90%) to ImmunityBio and ten percent (10%) to GlobeImmune.

(i)    Rights Under the CU Agreement. Each Party acknowledges that the CU Agreement contains provisions regarding the prosecution and enforcement of certain GlobeImmune-owned Patents that may include Licensed Patents, and the Parties agree that in case of conflict between this Agreement on the one hand and the CU Agreement on the other, the CU Agreement shall control with respect to the provisions contained in this Section 4 only.

5.     Representations and Warranties.

(a)    Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(i)    It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(ii)    It has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder.

(iii)    It has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(iv)    All necessary consents, approvals and authorizations of all applicable competent authorities and other persons required to be obtained by such Party in order to execute and perform this Agreement on behalf of such Party have been obtained.

(v)    The execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

(b)    In addition, GlobeImmune hereby represents and warrants to ImmunityBio as of the Effective Date that:

(i)    To the knowledge of GlobeImmune, without having obtained a legal opinion, each item of the Platform Patents (x) that are issued and unexpired as of the Effective Date are valid and enforceable, and (y) are free and clear of any liens or encumbrances.

(ii)    Except as disclosed in writing to ImmunityBio and as disclosed in this Agreement, GlobeImmune has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Licensed Know How or the Platform Patents to any Person.

(iii)    GlobeImmune Controls the Licensed Patents, Licensed Know How and Platform Patents and has all rights necessary to grant the licenses to ImmunityBio hereunder.

(iv)    No patent application or registration within the Platform Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291.

(v)    No Person has made any claim or allegation to GlobeImmune or its Affiliates in writing that such Person has any right or interest in, to or under the Platform Patents.

(vi)    GlobeImmune has no knowledge of any facts, circumstances or information that (x) would render any Platform Patent invalid or unenforceable or (y) would adversely affect any pending application for any Platform Patent.

(vii)    GlobeImmune has no knowledge of any misrepresentation or failure to disclose any fact or circumstance in any application for any Platform Patent that would constitute fraud or a misrepresentation with respect to such application that would otherwise affect the validity or enforceability of any Platform Patent. All necessary registration, maintenance and renewal fees in connection with each item of the Platform Patents have been paid and all necessary documents and certificates in connection with such Platform Patents have been filed with the relevant patent or other authorities in the United States or foreign jurisdictions where such Platform Patents have been filed as of the Effective Date, as the case may be, for the purposes of maintaining such Platform Patents.

(viii)     To the knowledge of GlobeImmune, no claim or litigation has been brought or threatened by any Third Party alleging that (x) the Platform Patents are invalid or unenforceable or (y) the manufacture, sale, offer for sale, importation or exploitation of the Licensed Products and/or the GlobeImmune Platform infringe or misappropriate or would infringe or misappropriate any right of any Third Party.

(c)    In addition to its representations set forth in Section 5(a) hereof, ImmunityBio hereby represents and warrants to GlobeImmune as of the Effective Date that to the knowledge of ImmunityBio, no claim or litigation has been brought or threatened by any Third Party alleging that the collection, manufacture or use of the Neoepitope Sequences as contemplated herein infringe, misappropriate or violate, or would infringe, misappropriate or violate, any right of any Third Party.

(d)    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

6.    Confidentiality.

(a)    Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of third parties. The terms and conditions of this Agreement will be deemed Confidential Information of both Parties.

(b)    Restrictions. Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 6. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 6. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

(c)    Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (i) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (iii) is obtained by Receiving Party or any of its Affiliates from a third party under no legal obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of or derivation from Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

(d)    Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i)    in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(ii)    in order for it to reasonably fulfill its obligations herein and to conduct its ordinary course of business, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein;

(iii)    in connection with prosecuting or defending litigation, marketing approvals and other regulatory filings and communications, and Prosecuting and enforcing Patents and other intellectual property rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(iv)    in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where ImmunityBio is the Receiving Party); potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders;

provided, that (1) with respect to Sections 6(d)(i) and (d)(iii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 6(d)(iv), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 6(b) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

(e)    The obligations of the Parties under clauses (a), (b) and (d) of Section 6 shall last until the applicable Confidential Information is no longer secret and confidential or until one of the exceptions in clause (c) applies to such Confidential Information, whichever occurs first.

(f)    Publicity. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 6(d). Upon execution of this Agreement, the Parties may issue a press release announcing the existence of this Agreement the form and substance thereof to be mutually agreed by the Parties (the “Initial Release”). Except for such Initial Release or as required by law, each Party agrees not to issue any other press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may need to be obtained in accordance with this Section 6(f) or Section 6(g) below). In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof other than the Initial Release, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed and timing requirements for disclosure, as required by any applicable law, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than two (2) business days or less, as may be required for disclosure by any applicable law). If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in this Section 6(f), and such consent shall not be unreasonably withheld, conditioned or delayed.

(g)    Publications. Subject to the provisions of this Sections 6(g), ImmunityBio shall have the right to publish with respect to the Licensed Products, and to make scientific presentations on the Licensed Products. Except as required by law or court order, for any proposed publication or presentation regarding the Licensed Products, ImmunityBio: (i) shall transmit a copy of the proposed publication for review and comment to the GlobeImmune at least fifteen (15) days prior to the submission of such publication to a Third Party; (ii) shall postpone such publication for up to an additional sixty (60) days upon the reasonable request of GlobeImmune to allow the consideration of appropriate patent applications or other protection to be filed; and (iii) upon request of GlobeImmune shall remove all Confidential Information of GlobeImmune. Authorship for publications with respect to Licensed Products shall be determined by mutual agreement of the Parties in accordance with customary scientific practices.

(h)    Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

7.    Term and Termination.

(a)    Term. The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Section 7, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product (the “Term”). Upon expiration of this Agreement, the licenses and sublicenses granted to ImmunityBio by GlobeImmune under this Agreement shall be fully paid-up and irrevocable.

(b)    Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both Parties.

(c)    Termination by GlobeImmune for Breach. GlobeImmune will have the right to terminate this Agreement in full upon delivery of written notice to ImmunityBio in the event of any material breach by ImmunityBio of any terms and conditions of this Agreement, provided, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by GlobeImmune to ImmunityBio specifying in reasonable detail the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if ImmunityBio (a) proposes within such ninety (90)-day period a written plan to cure such breach and (b) makes continuous good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, GlobeImmune may not terminate this Agreement for so long as ImmunityBio is diligently pursuing such cure in accordance with such plan.

(d)    Termination by ImmunityBio. ImmunityBio may terminate this Agreement as follows:

(i)    Breach. ImmunityBio will have the right to terminate this Agreement upon delivery of written notice to GlobeImmune in the event of any material breach by GlobeImmune of any terms and conditions of this Agreement; provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by ImmunityBio to GlobeImmune specifying the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if GlobeImmune (a) proposes within such ninety (90)-day period a written plan to cure such breach and (b) makes continuous good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, ImmunityBio may not terminate this Agreement for so long as GlobeImmune is diligently pursuing such cure in accordance with such plan.

(ii)    Voluntary Termination. ImmunityBio may terminate this Agreement, in whole or on a Licensed Product-by-Licensed Product and/or country-by-country basis, at any time upon sixty (60) days’ written notice to GlobeImmune.

(e)    Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall (i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (ii) propose a written agreement of composition or extension of its debts, (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (iv) propose or be a party to any dissolution or liquidation, (v) make an assignment for the benefit of its creditors or (vi) admit in writing its inability generally to meet its obligations as they fall due in the general course.

(f)    Effect of Termination. Upon any termination of this Agreement: (i) as of the effective date of such termination, all licenses granted by GlobeImmune to ImmunityBio under this Agreement shall terminate automatically; (ii) each Party shall, at the other Party’s election, either return or destroy all Confidential Information of the other Party; (iii) ImmunityBio will make no further use of the Licensed Patents, GlobeImmune Platform or Licensed Know How for any purpose; and (iv) ImmunityBio shall cease development, manufacturing and commercialization of Licensed Products. Notwithstanding the foregoing, if ImmunityBio terminates this Agreement pursuant to Section 7(d)(i), then ImmunityBio may elect by written notice to GlobeImmune to have the following provisions apply as an alternative: all rights and obligations of the Parties under this Agreement shall terminate, except that the licenses granted in Section 2 shall survive and ImmunityBio’s payment obligations pursuant to Section 3(d) shall be reduced by 50% (which royalty reduction shall be ImmunityBio’s sole and exclusive remedy for the breach giving rise to such termination). If termination is only with respect to a particular country, then the provisions of this Section 7(f) will only apply with respect to such country, and this Agreement shall continue with respect to the non-terminated countries (including ImmunityBio’s right to develop and/or manufacture Licensed Product in a terminated country solely for commercialization in one or more non-terminated countries). Termination of this Agreement pursuant to this Section 7(f) shall be without prejudice to any other rights either Party may have at law or in equity or as may be otherwise set forth in this Agreement for any breach of this Agreement by the other Party.

(g)    Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1, 3(k), 4(a), 6, 7(f), 7(g), 8 and 9 as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement. Termination shall not relieve any Party from any liability which has accrued prior to such termination.

8.    Indemnification and Insurance.

(a)    Indemnity by GlobeImmune. GlobeImmune agrees to defend ImmunityBio and its (and its Affiliates’) directors, officers, employees and agents (the “ImmunityBio Indemnified Parties”) at GlobeImmune’ cost and expense, and will indemnify and hold ImmunityBio and the other ImmunityBio Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of GlobeImmune or its Affiliates in connection with its activities under this Agreement or (ii) the material breach of this Agreement or the representations and warranties made hereunder by GlobeImmune or its Affiliates; except to the extent such Losses result from clause (i), (ii) or (iii) of Section 8(b) below. In the event of any such claim against the ImmunityBio Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) ImmunityBio promptly notifying GlobeImmune in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of GlobeImmune except to the extent GlobeImmune is actually materially prejudiced thereby) and (y) ImmunityBio granting GlobeImmune sole management and control, at GlobeImmune’ sole expense, of the defense of the claim and its settlement (provided, however, that GlobeImmune shall not settle any such claim without the prior written consent of ImmunityBio if such settlement does not include a complete release from liability or if such settlement would involve ImmunityBio undertaking an obligation (including the payment of money by a ImmunityBio Indemnified Party), would bind or impair a ImmunityBio Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of ImmunityBio or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the ImmunityBio Indemnified Parties reasonably cooperating with GlobeImmune (at GlobeImmune’ expense). The ImmunityBio Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing at their own expense.

(b)    Indemnity by ImmunityBio. ImmunityBio agrees to defend GlobeImmune and its (and its Affiliates’) directors, officers, employees and agents (the “GlobeImmune Indemnified Parties”) at ImmunityBio’s cost and expense, and will indemnify and hold GlobeImmune and the other GlobeImmune Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of ImmunityBio, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (ii) the material breach of this Agreement or the representations, warranties and covenants made hereunder by ImmunityBio or (iii) the exploitation of Licensed Products by or on behalf of ImmunityBio, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (i) or (ii) of Section 8(a) above In the event of any such claim against the GlobeImmune Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) GlobeImmune promptly notifying ImmunityBio in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of ImmunityBio except to the extent ImmunityBio is actually materially prejudiced thereby) and (y) GlobeImmune granting ImmunityBio shall sole management and control, at ImmunityBio’s sole expense, the defense of the claim and its settlement (provided, however, that ImmunityBio shall not settle any such claim without the prior written consent of GlobeImmune if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a GlobeImmune Indemnified Party), would bind or impair a GlobeImmune Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of GlobeImmune or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the GlobeImmune Indemnified Parties reasonably cooperating with ImmunityBio (at ImmunityBio’s expense). The GlobeImmune Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing at their own expense.

(c)    Indemnification of CU. ImmunityBio agrees to indemnify, defend and hold harmless the University Technology Corporation, the University of Colorado, and their respective trustees, directors, officers, employees and Affiliates (each a “CU Indemnitee”) from and against any claims and expenses, including reasonable attorneys’ fees and other legal expenses, arising out of any death or injury to any Person or Persons caused or allegedly caused by ImmunityBio in the exercise of ImmunityBio’s rights hereunder or by any Licensed Product (to the extent a Licensed Product under this Agreement is also a “Licensed Product” or “Licensed Process” as defined under CU Agreement) sold by or on behalf of ImmunityBio; provided, however, that no CU Indemnitee shall be indemnified under this Agreement for its own negligence or the negligence of any other CU Indemnitee.

(d)    LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS CLAUSE (D) SHALL NOT APPLY WITH RESPECT TO (I) ANY BREACH OF SECTION 6 OR (II) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS CLAUSE (D) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS SECTION 8 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM; PROVIDED, HOWEVER, THAT GLOBEIMMUNE’S LIABILITY FOR THIRD-PARTY CLAIMS OTHER THAN CLAIMS BASED ON GLOBEIMMUME’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000).

(e)    Insurance. ImmunityBio shall at its own expense procure and maintain during the term of this Agreement (and for at least five (5) years thereafter) commercial general liability insurance and other insurance policies in such amounts and types as are consistent with normal business practices of prudent pharmaceutical companies to adequately cover the same or substantially similar obligations as ImmunityBio’s obligations herein. Each insurance policy required by and procured by ImmunityBio under this Section 8(e) shall name GlobeImmune as an additional insured. Such insurance shall not be construed to create a limit of ImmunityBio’s liability with respect to its indemnification obligations under this Section 8. ImmunityBio shall provide GlobeImmune with a certificate of insurance or other evidence of such insurance, upon request.

9.    Miscellaneous.

(a)    Fees and Expenses. Each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).

(b)    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

(c)    Independent Contractors. The relationship between ImmunityBio and GlobeImmune created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

(d)    Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

(e)    Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the Parties hereto. No waiver by any Party hereto of any provision hereof shall be effective unless set forth in a writing executed by the Party so waiving. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

(f)    Governing Law and Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within that State without regard to its conflicts of laws provisions. Any claim or controversy between the Parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation of this Agreement (“Disputes”), shall, upon written notice of GlobeImmune to ImmunityBio or ImmunityBio to GlobeImmune, as applicable, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 9(f). The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. With respect to any Dispute arising under this Agreement, the Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within eighteen (18) months from the issuance of notice of a referral of any such Dispute to arbitration. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall not be made public without the mutual consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that a Party may make such disclosures as are permitted for Confidential Information under Section 6 above. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in the Borough of Manhattan in the State of New York. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, a Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

(g)    Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (i) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate)

provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (ii) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement, without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 9(g) shall be null and void.

(h)    Rights of Affiliates. ImmunityBio may in its sole discretion grant to one of more of its Affiliates the right to exercise the rights granted to ImmunityBio, or undertake the obligations of ImmunityBio, under this Agreement.

(i)    Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided such failure or delay did not arise from the negligence or willful misconduct of the affected Party.

(j)    Interpretation. The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (i) the word “including,” “includes,” “included,” and “include” shall be deemed to be followed by the phrase “without limitation” or like expression; (ii) the singular shall include the plural and vice versa; (iii) masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (iv) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (v) each reference in this Agreement to a particular Section, appendix, schedule, or exhibit means a Section, appendix, schedule, or exhibit of or to this Agreement, unless another agreement is specified; (vi) “the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) “or” is disjunctive but not necessarily exclusive; (viii) references to any Party or Person shall include its permitted successors or assigns; and (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day, except Saturday and Sunday, on which commercial banking institutions in Los Angeles, California are open for business. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

(k)    Third Party Beneficiaries. No Person other than the Parties hereto and their respective successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

(l)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(m)    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(n)    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9(m).

(o)    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

(p)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(q)    Enforcement. Each Party hereto acknowledges that money damages may not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(r)    Integration; Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement as of the Effective Date.

GLOBEIMMUNE, INC.

By:	/s/ C. Jeff Dekker
Name:	C. Jeff Dekker
Title:	President

Address: GlobeImmune, Inc.
1450 Infinite Drive
Louisville, Colorado 80027
Attention: President

IMMUNITYBIO, INC.

By:	/s/ David Sachs
Name:	David Sachs
Title:	Acting Chief Financial Officer

Address: ImmunityBio, Inc.
2040 East Mariposa Avenue
El Segundo, California 90245
Attention: General Counsel